Exhibit 6

                                                                April 25, 1997

Pruco Life Insurance Company of New Jersey
213 Washington Street
Newark, New Jersey 07102-2992

To Pruco Life Insurance Company of New Jersey:

This opinion is furnished in connection with the registration by Pruco Life Insurance Company of New Jersey of variable life insurance contracts ("Contracts") under the Securities Act of 1933. The prospectus included in Post-Effective Amendment No. 24 to Registration Statement No. 2-81243 on Form S-6 describes the Contracts. I have reviewed the Contract form and I have participated in the preparation and review of the Registration Statement and Exhibits thereto. In my opinion:

      (1) The illustrations of death benefits included in the prospectus section entitled "How a Contract's Death Benefit Will Vary", based on the assumptions stated in the illustrations, are consistent with the provisions of the Contract.

      (2) The illustrations of cash values included in the prospectus section entitled "How a Contract's Cash Value Will Vary", based on the assumptions stated in the illustrations, are consistent with the provisions of the Contract.

      (3) The illustrations of cash values and death benefits included in the section entitled "Illustrations" and in the Appendix of the prospectus, based on the assumptions stated in the illustrations, are consistent with the provisions of the Contract. The rate structure of the Contract has not been designed so as to make the relationship between premiums and benefits, as shown in the illustrations, appear more favorable to a prospective purchaser of a Contract for male age 25 or male age 40, than to prospective purchasers of Contracts on males of other ages or on females.

      (4) The illustration of the effect of a Contract loan on the death benefit and cash value included in the prospectus section entitled "Contract Loans", based on the assumptions stated in the illustration, is consistent with the provisions of the Contract.

      (5) The illustrations (with respect to a lapsed Contract) of cash values, extended term insurance and reduced paid-up insurance which are included in the prospectus section entitled "Options on Lapse", based on the assumptions stated in the illustrations, are consistent with the Contract.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to my name under the heading "Experts" in the prospectus.

Very truly yours,


/s/
-------------------------
Nancy D. Davis, FSA, MAAA
Vice President and Assistant Actuary
The Prudential Insurance Company of America


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